EXHIBIT 11

INTRUST FINANCIAL CORPORATION
Computation of Earnings Per Share Years Ended December 31, 1999, 1998 and 1997 (Dollars in thousands except per share data)

                                                    1999       1998       1997
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Basic Earnings Per Share:
Net income                                         $22,458    $19,534    $16,664
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Weighted average common shares outstanding       2,045,623  2,147,118  2,193,268

Basic earnings per share                            $10.98      $9.10      $7.60
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Diluted Earnings per Share:
Net Income                                         $22,458    $19,534    $16,664
Net reduction in interest expense assuming
  conversion of capital notes                          575        652        656
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Net income                                         $23,033    $20,186    $17,320
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Weighted average common shares outstanding
  assuming conversion of capital notes and
  exercise of stock options                      2,428,943  2,554,230  2,569,497

Diluted earnings per share                           $9.48      $7.90      $6.74
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